Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2010 Third Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--November 17, 2010--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the third quarter ended September 30, 2010. The net loss was $6.2 million or $0.83 per basic and diluted share and $6.6 million or $0.88 per basic and diluted share, for the nine months and third quarter ended September 30, 2010, respectively, compared to a net loss of $345,000 or $0.05 per basic and diluted share and $547,000 or $0.08 per basic and diluted share, for the same periods of 2009, respectively. The provision for loan losses increased to $20.2 million for the nine months ended September 30, 2010 from $10.5 million for the nine months ended September 30, 2009 due to approximately $18.4 million in net charge-offs recognized in the first nine months of 2010 as compared to $3.7 million in net charge-offs for the same period of 2009. Although we have experienced increased levels of charge-offs, loans 90 days or more delinquent improved to $2.0 million at September 30, 2010, from $2.8 million at September 30, 2009. Additionally, nonaccrual loans improved to $12.9 million at September 30, 2010, from $26.1 million at September 30, 2009. The volume of recent charge-offs and certain loan considerations led us to increase our allowance for loan losses to $17.5 million or 2.51% of gross loans at September 30, 2010 as compared to $16.3 million or 2.27% as of September 30, 2009. Net charge-offs of $14.9 million during the quarter ended September 30, 2010 included over $9 million of specific reserves which were established within our allowance for loan losses in prior quarters as well as $4 million for loan fraud losses that were identified during the third quarter. An intense external credit review conducted during October 2010 identified additional impaired loans that required us to add specific reserves of over $3 million as of September 30, 2010. Management believes the September 30, 2010 allowance for loan losses is adequate to absorb probable losses inherent in the portfolio.

The Company remained well capitalized with total risk based capital of 12.27%, tier 1 risk based capital of 9.31%, and leverage ratio of 7.15% at September 30, 2010, as compared to 12.91%, 9.31%, and 7.60%, respectively, at September 30, 2009. The Bank remained well capitalized with total risk based capital of 11.34%, tier 1 risk based capital of 10.08%, and leverage capital of 7.73% at September 30, 2010, as compared to 12.35%, 9.40%, and 7.16%, respectively, at September 30, 2009. The minimum levels to be considered “well capitalized” for each of these ratios are 10%, 6%, and 5%, respectively, but in the current banking climate, management believes higher capital levels are prudent for safe and sound bank management. Therefore, our capital plan establishes our goal to maintain minimum ratios of 12%, 8%, and 7%, respectively, throughout this difficult banking cycle. The Bank’s total risk based capital fell below the capital plan target of 12% due to the third quarter loss and the disallowance of a portion of the deferred tax asset.

Asset Quality:

Nonaccrual loans and loans 90 days or more past due as of September 30, 2010 decreased by $14.1 million to $14.8 million, or 2.13% of gross loans, compared to $28.9 million, or 4.02% of gross loans as of September 30, 2009. The majority of the decrease was due to the decrease of $13.3 million in nonaccrual loans, which were primarily construction/land development loans and foreclosed loan collateral transferred to other real estate owned (OREO).

OREO totaled $10.3 million at September 30, 2010, up from $7.4 million at September 30, 2009. Total nonperforming assets were $25.2 million or 2.72% of total assets at September 30, 2010, as compared to $36.3 million or 3.90% of total assets at September 30, 2009.

Troubled debt restructurings (TDRs) totaled $26.7 million at September 30, 2010, and are comprised of $1.5 million which are included in nonaccrual loans and $25.2 million which are performing.

Net Interest Income (Loss) and Net Interest Margin:

Net interest income (loss) after the provision for loan losses totaled ($7.2) million and $3.5 million for the three months and nine months ended September 30, 2010, respectively, as compared to $3.1 million and $11.2 million for the same periods in 2009, which represent decreases of 329.3% and 69.1%, respectively. Net interest margin annualized for the quarter and nine months ended September 30, 2010 of 3.57% and 3.52%, respectively, improved compared to 3.35% and 3.22% as of September 30, 2009. Net interest margin also shows improvement when comparing 3.57% and 3.52% for the quarter and nine months ended September 30, 2010, respectively, to 3.55% and 3.50% for the quarter and six months ended June 30, 2010. As we work to improve these margins, we target our profitability to be positively impacted in the future.

Non-Interest Income:

Non-interest income for the third quarter and nine months ended September 30, 2010, respectively, increased $1.2 million and $1.5 million to $2.8 million and $6.6 million from $1.6 million and $5.1 million for the same periods ended September 30, 2009, primarily due to the increase in the gain on sale of investments securities.

Non-Interest Expense

Non-interest expense totaled $6.5 million and $20.9 for the third quarter and nine months ended September 30, 2010, respectively, as compared to $5.9 million and $17.9 million, respectively, for the same periods in 2009. Increases in write downs of foreclosed properties, merger expenses, FDIC insurance premium increases, and professional fees account for the increase.

Balance Sheet and Capital

Total assets of $924.2 million at September 30, 2010 decreased 0.9% compared to $932.6 million at September 30, 2009. Net loans of $677.7 million at September 30, 2010 decreased 3.6% compared to $702.8 million at September 30, 2009. Total deposits of $723.1 million at September 30, 2010 increased 0.3% compared to $720.9 million at September 30, 2009. Total shareholders’ equity was $60.5 million at September 30, 2010, a decrease of 10.0% compared to $67.2 million at September 30, 2009. Book value per share at September 30, 2010 was $8.05 as compared to $9.53 at September 30, 2009. Our balance sheet reduction is a capital preservation strategy that we believe will position us to invest in more profitable assets when market rates rise.

With $924.2 million in total assets as of September 30, 2010, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its eighteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, Southern Pines, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Memorandum of Understanding we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in July 2010, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for loan losses, and the low trading volume of the Company’s common stock. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177